EXHIBIT F-1

                                                              April 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      The Cincinnati Gas & Electric Company, et al./File No. 70-

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 (such application-declaration, including any amendments thereto, the "Application") being filed today by certain direct or indirect wholly-owned subsidiaries of Cinergy, namely, The Cincinnati Gas & Electric Company, an Ohio corporation, The Union Light, Heat and Power Company, a Kentucky corporation, Lawrenceburg Gas Company, an Indiana corporation, Miami Power Corporation, an Indiana corporation, Tri-State Improvement Company, an Ohio corporation, KO Transmission Company, a Kentucky corporation, Cinergy Services, Inc., a Delaware corporation, and PSI Energy, Inc., an Indiana corporation (collectively, "Applicants").

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the proposed transactions will have been complied with.

2.   Each Applicant is validly organized and duly existing.

3. Any debt securities to be issued by any Applicant pursuant to the transactions contemplated in the Application will be valid and binding obligations of such Applicant, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity.

4. Any debt securities to be acquired by any Applicant from any other Applicant pursuant to the transactions contemplated in the Application will be legally acquired by such Applicant.

5. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and legal requirements applicable thereto, including the Commission's order or orders granting and permitting the Application to become effective.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II